Exhibit 99.1

SG BLOCKS ENTERS STRATEGIC ALLIANCE TO GLOBALLY DEPLOY ITS PROPRIETARY TECHNOLOGY

Container-Based Innovator Signs Licensing Agreement with Red Cardinal Holdings, Inc.

NEW YORK– April 22, 2015 – SG Blocks (SGBX), a premier innovator and designer of container-based structures, today announced it has entered into a strategic alliance which will allow its proprietary technology to be deployed globally. Under the terms of the licensing agreement, Red Cardinal Holdings, Inc. will become a co-guarantor of SG Blocks’ debentures.

“This partnership is monumental as our product will now be deployed internationally, impacting the global construction industry,” stated Paul Galvin, Chairman and CEO of SG Blocks. “This scaling means that the widespread availability of our GreenSteel product coupled with modular construction will allow for quicker, more efficient and green structures worldwide.”

“The technical expertise of SG Blocks is unmatched,” stated Joseph Rosa, President of Red Cardinal Holdings. “We believe container-based buildings will modernize the construction industry and are looking forward to transforming commercial, industrial and residential real estate.”

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About SG Blocks: SG Blocks, Inc. (SGBX) is a premier innovator in advancing and promoting the use of code-engineered cargo shipping containers for safe and sustainable construction. The firm offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving greener construction, faster execution, and stronger buildings of higher value. It has four product lines: retail, commercial, military and residential. SG Blocks also has an exclusive 10-year collaboration and supply contract with ConGlobal Industries Inc., the largest shipping container depot operator in the United States. For more information, visit www.sgblocks.com.

About Red Cardinal Holdings, Inc.: Red Cardinal Holdings, Inc. is an international holdings company domiciled in the US. We welcome opportunities that support long-term interest in green energy, real estate / infrastructure development and cutting-edge pharmaceutical technologies.  We look for multidisciplinary opportunities that capitalize on new markets and technologies.

Cautionary Note Regarding Forward-Looking Statements:

Information in this press release that involves the expectations, plans, intentions or strategies of SG Blocks regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. In this release, they are identified by references to dates after the date of this release and words such as “will,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” and similar expressions. Factors that could cause SG Blocks’ actual future results to differ materially from those expressed in the forward-looking statements set forth in this release include, but are not limited to, the timing and successful completion of the engagement. The forward-looking statements in this release are based upon information available to SG Blocks as of the date of this release, and SG Blocks assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from our current expectations.